Exhibit 1

Media

Release

28 SEPTEMBER 2018

ROYAL COMMISSION INTO MISCONDUCT IN THE BANKING, SUPERANNUATION AND FINANCIAL SERVICES INDUSTRY INTERIM REPORT

Westpac Group today noted the release of the Interim Report of the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry.

Westpac Group Chief Executive Brian Hartzer said: “This report marks a significant step in the Royal Commission process. We’re reviewing it carefully and are focused on learning from the mistakes of the past and preventing them from happening again.

“The Royal Commission has identified many examples of misconduct across the industry. I apologise to any customers who have been impacted by mistakes that we have made”.

“While we’ve introduced a number of reforms, including to our remuneration structures, our approaches to dealing with customer issues and removing grandfathered commissions attributable to BT products, we know we still have more work to do.”

Westpac Group will be responding fully to the Interim Report as part of the submission process.

“Westpac has engaged fully and constructively with the Royal Commission process and will continue to do so,” Mr Hartzer said.

For Further Information

David Lording

Media Relations

M. 0419 683 411